J.P. Morgan New York Tax Exempt Bond Fund
Supplemental Proxy Information (unaudited)


A Joint Special Meeting of Shareholders of the J.P. Morgan Family of Funds was held on August 20, 1998. Each of the applicable funds voted in favor of adopting the following proposals, therefore, the results are aggregated for the Trust unless otherwise specified. The meeting was held for the following purposes:

1. To elect a slate of five Trustees to hold office for a term of unlimited duration subject to the current retirement age of 70.
2a. To approve the amendment of the Fund's investment restriction relating to diversification of assets. 2b. To approve the amendment of the Fund's investment restriction relating to concentration of assets in a particular industry. 2c. To approve the amendment of the Fund's investment restriction relating to the issuance of senior securities. 2d. To standardize the borrowing ability of the Fund to the extent permitted by applicable law. 2e. To approve the amendment of the Fund's investment restriction relating to underwriting. 2f. To approve the amendment of the Fund's investment restriction relating to investment in real estate. 2g. To approve the amendment of the Fund's investment restriction relating to commodities. 2h. To approve the amendment of the Fund's investment restriction relating to lending. 2i. To approve the reclassification of the Fund's other fundamental restrictions as nonfundamental. 3. To approve the reclassification of the Fund's investment objective from fundamental to nonfundamental. 4. To approve a new investment advisory agreement of the Fund.
5. To amend the Declaration of Trust to provide dollar-based voting rights. 6. To ratify the selection of independent accountants, PricewaterhouseCoopers LLP.
     The results of the proxy solicitation on the above matters were as follows:

                                                                       Votes for        Votes against     Abstentions
Directors/Matter
1.    Frederick S. Addy                                                2,692,335,831    18,884,648        --
     William G. Burns                                                  2,692,395,937    18,824,542        --
     Arthur C. Eschenlauer                                             2,691,798,990    19,421,489        --
     Matthew Healey                                                    2,692,393,425    18,827,054        --
     Michael P. Mallardi                                               2,692,488,290    18,732,189        --
2.    Amending of Investment Restrictions:
     a.  Relating to diversification of assets                         5,122,704        17,833            16,606
     b.  Relating to concentration of assets                           5,116,956        23,581            16,606
     c.  Relating to issuance of senior securities                     5,122,704        17,833            16,606
     d.  Relating to borrowing                                         5,122,704        17,833            16,606
     e.  Relating to underwriting                                      5,122,704        17,833            16,606
     f.  Relating to investment in real estate                         5,122,704        17,833            16,606
     g.  Relating to commodities                                       5,122,704        17,833            16,606
     h.  Relating to lending                                           5,122,704        17,833            16,606
     i.   Reclassification of other restrictions as nonfundamental     5,066,604        73,933            16,606
3.   Reclassification of investment objectives                         5,047,710        92,827            16,606
4.   Investment advisory agreement                                     5,118,145        9,457             32,364
5.   Dollar-based voting rights                                        2,645,059,081    16,807,551        47,376,755
6.   Independent accountants, PricewaterhouseCoopers LLP               2,682,031,391    4,303,418         24,885,671
